Exhibit 5.1

[LETTERHEAD OF PRYOR CASHMAN LLP]

July 22, 2013

China Green Agriculture, Inc.

3rd Floor, Borough A, Block A. No. 181,

South Taibai Road, Xi’an, Shaanxi Province

People’s Republic of China 710065

Re:	Registration Statement on Form S-8 of up to 4,250,000 shares of Common Stock of China Green Agriculture, Inc.

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of (i) 3,000,000 shares (the “2009 Plan Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of China Green Agriculture, Inc., a Nevada corporation (the “Company”), issuable pursuant to the Company’s 2009 Equity Incentive Plan, dated as of December 11, 2009, as amended (the “2009 Plan”), and (ii) 1,250,000 shares (the “ESPP Shares”) of Common Stock issuable pursuant to the Company’s 2012 Amended and Restated Employee Stock Purchase Plan dated as of October 19, 2012 (the “ESPP”, and together with the 2009 Plan, the “Plans”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith and for the purposes of giving the opinion hereinafter set forth, we have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the 2009 Plan Shares and the ESPP Shares (collectively, the “Registered Shares”) have been duly authorized, and, assuming that (i) the Company reserves for issuance under the Plans an adequate number of authorized and unissued shares of Common Stock (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock under the Plans is actually received by the Company as provided in the Plans, when issued and delivered in accordance with the 2009 Plan (for the 2009 Plan Shares) or the ESPP (for the ESPP Shares), the Registered Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

The opinions expressed herein are specifically limited to the laws of the State of Nevada applicable to Private Corporations (Title 7, Chapter 78 of the Nevada Revised Statutes) and the federal laws of the United States of America and are as of the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

This opinion letter is rendered as of the date first written above, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Registered Shares.

Very truly yours,

/s/ Pryor Cashman LLP